China Housing and Land Development, Inc. Completes $25 Million Private Placement

Proceeds to be Utilized for the Xi’an New Land Development Co., Ltd Acquisition and for Working Capital Purposes

XI’AN, China, May 10, 2007 --- China Housing and Land Development, Inc. (“China Housing”) (OTC Bulletin Board: CHLN), a leading developer of residential and commercial properties in the city of Xi’an announced today that on May 9, 2007 the Company completed a $25 million private placement with institutional and accredited investors.

As part of the private placement, China Housing raised $25 million in gross proceeds through the issuance of 9,261,847 shares. Additionally, investors in the private placement have been granted 2,778,554 warrants with a strike price of $4.50 per share. At any point starting thirty days after the underlying shares for the warrants are registered and in accordance with the Registration Rights Agreement, if the VWAP of the Common Stock price for a period of twenty consecutive days equals or exceeds 200 percent of the exercise price, the Company can issue a call notice for the exercise of the warrants.

The Company has placed 510,000 shares of management owned common stock into an escrow as part of a “make good obligation.” This provision stipulates that in the event that the after-tax net income of the Company during fiscal year 2007 is less than $16.3 million and $35.8 million in fiscal 2008, management will distribute these escrow shares pro-rata to investors who participated in this private placement. Post the private placement and excluding associated warrants, the Company will have approximately 30.0 million fully diluted shares outstanding. Cantor Fitzgerald & Co. acted as the sole placement agent in the transaction. Please refer to the 8k filed May 10, 2007 for further details.

“We are pleased to complete this financing and believe the Company is well positioned to continue to capitalize on several high growth opportunities within the Xi’an real estate market,” commented Mr. Pingji Lu, CEO & Chairman of China Housing. “As previously disclosed, our acquisition of Xi’an New Land Development Co. Ltd. announced on March 12, 2007 will provide us with the development and sale rights to 487 acres of the highly coveted residential portion of the Baqiao Hi Tec Industrial Zone. We will use these proceeds to close this acquisition while preparing to make the necessary capital expenditures to monetize this valuable asset beginning in the second half of 2007, while continuing to invest in our other projects, namely Junjing Garden II and Yijing Garden. Recently, several high profile developers have made significant investments near our key properties, reinforcing our belief that Xi’an possesses many attractive long-term growth attributes.”

About China Housing and Land Development, Inc.

Based in Xi'an, the capital city of the Shaanxi province in China, China Housing and Land Development, Inc. is the largest Private developer of residential and commercial properties. China Housing has been an independent business since 1992 and became a US publicly listed company in 2006.

Cautionary Statement Regarding Forward Looking Information

This Press Release may contain forward-looking information about China Housing and Land Development, which are covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing and Land Development's future performance, operations and products. Actual performance results may vary significantly from expectations and projections. This and other ''Risk Factors'' contained in China Housing and Land Development, Inc.'s public filings with the SEC.